SHARE PURCHASE AGREEMENT

BETWEEN

INTI HOLDINGS LIMITED

and

RAE-WALLACE MINING COMPANY

and

RAE WALLACE PERU S.A.C.

and

GEORGE COLE

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Best Knowledge	6
1.3	Currency	6
1.4	Governing Law	6
1.5	Interpretation Not Affected by Headings	6
1.6	Number and Gender	6
1.7	Time of Essence	6
1.8	Severability	7
1.9	Accounting Terms	7
1.10	Calculation of Time Periods	7
1.11	Statutory Instruments	7
1.12	Incorporation of Schedules	7
ARTICLE 2 PURCHASE AND SALE		7
2.1	Purchased Shares	7
2.2	Purchase Price	8
2.3	Payment of Purchase Price	8
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		8
3.1	Representations and Warranties of the Vendor, the Shareholder and the Corporation	8
3.2	Representations and Warranties of the Purchaser	20
3.3	Survival of Covenants, Representations and Warranties of the Parties	21
ARTICLE 4 COVENANTS		22
4.1	Conduct During Interim Period	22
4.2	Access to Information	23
4.3	Satisfaction of Closing Conditions	24
4.4	Delivery of Records	24
ARTICLE 5 CONDITIONS OF CLOSING		24
5.1	Conditions for the Benefit of the Purchaser	24
5.2	Waiver or Termination by the Purchaser	26
5.3	Conditions for the Benefit of the Vendor and the Shareholder	27
5.4	Waiver or Termination by the Vendor and the Shareholder.	27
5.5	Conditions Precedent	28
5.6	Survival following Termination	28
ARTICLE 6 CLOSING ARRANGEMENTS		28
6.1	Place of Closing	28
6.2	Deliveries at the Closing	28
ARTICLE 7 INDEMNIFICATION		28
7.1	Indemnification by the Vendor	28
7.2	Indemnification by the Purchaser	29
7.3	Notice of Claim	29
7.4	Procedure for Indemnification	30
7.5	General Indemnification Rules	30
ARTICLE 8 GENERAL		32
8.1	Confidentiality	32
8.2	Notices	32
8.3	Public Announcements and Disclosure	33
8.4	Assignment	33
8.5	Best Efforts	33
8.6	Expenses	34
8.7	Further Assurances	34
8.8	Entire Agreement	34
8.9	Waiver, Amendment	34
8.10	Rights Cumulative	34
8.11	Arbitration	34
8.12	Counterparts	35
Schedule 1.1(hh) – Peruvian Documents		1
Schedule 3.1(15) – Financial Statements		1
Schedule 3.1(28)(32)(33) - Material Contracts, Real and Leased Properties, Authorizations and Mineral Rights		1
Schedule 3.1(29) – Bank Accounts and Powers of Attorney		1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 3rd day of April, 2013,

BETWEEN:

INTI HOLDINGS LIMITED,
a corporation incorporated pursuant to the laws of the Cayman Islands
(the “Purchaser”)

- and -

RAE-WALLACE MINING COMPANY,
a corporation incorporated pursuant to the laws of the Cayman Islands
(the “Vendor”)

- and -

RAE WALLACE PERU S.A.C.
a corporation incorporated pursuant to the laws of Peru
(the “Corporation”)

-and-

GEORGE COLE
an individual resident in the United States of America
(the “Shareholder”)

WHEREAS the Vendor and the Shareholder are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS the Purchaser wishes to purchase, and the Vendor wishes to sell, the Purchased Shares (as defined below) on the terms and conditions in this Agreement.

NOW THEREFORE BE IT RESOLVED THAT:

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Agreement and in the schedules, the following terms and expressions will have the following meanings:

(a)
“Agreement” means this share purchase agreement and all instruments amending it; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision; “Article”, “Section” or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement;

(b)	“assessment” shall include a reassessment or additional assessment and the term “assessed” shall be interpreted in the same manner;

(c)	“Business” means the business carried on by the Corporation which primarily involves the exploration of mineral properties in the Republic of Peru and all operations related thereto;

(d)
“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in the Province of Ontario or any other day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours;

(e)	“Claim” has the meaning ascribed in Section 7.3;

(f)	“Closing” means the completion of the Transactions pursuant to this Agreement at the Closing Time;

(g)	“Closing Date” means April 2, 2013, or such other date as the Parties may agree upon;

(h)	“Closing Time” means 10:00 a.m. in the City of Toronto on the Closing Date or such other time on the Closing Date as the Parties may agree upon as the time at which the Closing shall take place;

(i)	“Closing Time Year” means the taxation year of the Corporation ending at the Closing Time;

(j)
“Consent” means a license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Regulatory Authority, in respect of a Contract, or otherwise);

(k)	“Contract” means any agreement, understanding, indenture, contract, lease, deed of trust, license, option, instrument or other commitment;

(l)	“Deposit” has the meaning ascribed in Section 2.3;

(m)
“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(n)	“Environmental Consents” has the meaning ascribed in Section 3.1(34)(ii);

(o)	“Environmental Laws” has the meaning ascribed in Section 3.1(34)(i);

(p)
“Financial Statements” means the financial statements of the Corporation for the most recently completed reporting period consisting of a balance sheet, an income statement, a statement of changes in financial position and a statement of retained earnings together with the accompanying notes, a copy of which are attached as Schedule 3.1(15);

(q)	“Financial Statements Date” means the date of the balance sheet included in the Financial Statements;

(r)
“IFRS” means the International Financial Reporting Standards, as used by publicly accountable enterprises, adopted from time to time by the Accounting Standards Board as the accounting principles generally accepted in Canada and as issued, established and updated into the CICA Handbook of the Canadian Institute of Chartered Accountants, applied in a consistent manner from one accounting period to another;

(s)	“Hazardous Substance” has the meaning ascribed in Section 3.1(34)(iii);

(t)	“Indemnified Party” has the meaning ascribed in Section 7.3;

(u)	“Indemnifying Party” has the meaning ascribed in Section 7.3;

(v)	“Interim Period” means the period from and including the date of this Agreement to and including the Closing Date;

(w)	“ITA” means the Income Tax Act (Canada);

(x)
“Law” or “Laws” means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directives of any Regulatory Authority;

(y)	“Leased Premises” means the premises leased or subleased by the Corporation under the Leases;

(z)
“Leases” means the leases, subleases, agreements to lease and tenancy agreements under which the Corporation leases or subleases any real property as lessee or sublessee, as listed in Schedule 3.1(28)(32)(33);

(aa)	“Lessee” has the meaning ascribed in Section 3.1(32)(c);

(bb)	“Mineral Rights” has the meaning ascribed in Section 3.1(33);

(cc)	“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions adopted by the Ontario Securities Commission;

(dd)	“Parties” means the Vendor, the Purchaser, the Corporation and the Shareholder, and any other person that may become a party to this Agreement and Party means any one of them;

(ee)
“Pilot Gold NSR” means the 2% net smelter return royalty with respect to certain Mineral Rights, and for greater certainty such 2% net smelter return royalty not with respect to any interest in the Liscay project, granted in favour of Pilot Gold Inc. (“Pilot Gold”) pursuant to a termination agreement dated July 18th, 2012;

(ff)	“Permitted Encumbrances” means:

(i)	liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

(ii)
servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto by the Corporation;

(iii)	liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

(iv)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Regulatory Authority that have not at the time been filed or registered against the title to the asset or served upon the Corporation pursuant to law or that relate to obligations not due or delinquent;

(v)
assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any Lease and liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;

(vi)	security given in the ordinary course of the Business to any Regulatory Authority in connection with the operations of the Business, other than security for borrowed money; and

(vii)
the reservations of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business;

(gg)	“person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

(hh)	“Peruvian Documents” means the corporate and tax documents that are required to be delivered by the Vendor and the Purchaser to SUNAT as attached as Schedule 1.1(hh);

(ii)	“Purchase Price” has the meaning ascribed in Section 2.2;

(jj)	“Purchased Shares” means the Shareholder Share and the Vendor Shares;

(kk)	“Real Properties” means the real properties, other than the mineral properties, owned by the Corporation which are described in Schedule 3.1(28)(32)(33);

(ll)
“Records” means all technical, business and financial records relating to the Business, including, without limitation, minute books, share ledger, customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of past sales, supplier lists, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form);

(mm)
“Regulatory Authority” means any government, regulatory or administrative authority, agency, commission, utility or board (federal, provincial, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

(nn)	“Release” has the meaning ascribed in Section 3.1(34)(iv);

(oo)
“Royalty Agreement” means the purchase agreement made effective as of the 8th day of July, 2010 between Geologix Explorations Inc., Geologix (Peru) S.A. (“Geologix”), the Vendor and the Corporation by which Geologix granted Newmont Peru S.R.L. a two percent (2%) net smelter return royalty for precious metals and a one percent (1%) net smelter return royalty for all other minerals from the sale or other disposition of all minerals produced from the properties;

(pp)	“Securities Act” means the Securities Act (Ontario);

(qq)	“Shareholder Share” means the 1 common share issued and outstanding in the capital of the Corporation being sold by the Shareholder and purchased by the Purchaser;

(rr)	“SUNAT” means the Peruvian National Superintendence of Tax Administration;

(ss)	“Tax” and “Taxes” have the meaning ascribed in Section 3.1(31)(i);

(tt)	“Tax Return” has the meaning ascribed in Section 3.1(31)(ii);

(uu)
“Termination Agreement” means the termination agreement made as of the 9th day of July, 2012 (as amended by an amending agreement dated January 30, 2013) between Pilot Gold, the Vendor and the Corporation by which the parties agreed to, among other things, terminate an option agreement with respect to the Mineral Rights and grant Pilot Gold the Pilot Gold NSR;

(vv)	“Transactions” means the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement; and

(ww)	“Vendor Shares” means the 3,613,879 issued and outstanding common shares in the capital of the Corporation being sold by the Vendor and purchased by the Purchaser.

1.2           Best Knowledge

Any reference herein to “the best knowledge” of the Vendor will be deemed to mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Vendor, together with the knowledge which they would have had if they had conducted a diligent inquiry into the relevant subject matter.

1.3           Currency

Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in United States currency.

1.4           Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising under or related to this Agreement.

1.5           Interpretation Not Affected by Headings

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6           Number and Gender

In this Agreement, unless the context otherwise requires, any reference to gender shall include both genders and words importing the singular number shall include the plural and vice-versa.

1.7           Time of Essence

Time shall be of the essence of every provision of this Agreement.

1.8           Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.9           Accounting Terms

All accounting terms not specifically defined in this Agreement shall be construed in accordance with IFRS.

1.10           Calculation of Time Periods

Where a time period is expressed to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day. If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.11           Statutory Instruments

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time or as a reference to any successor thereto.

1.12           Incorporation of Schedules

The following are the schedules attached to and incorporated by reference into this Agreement:

Schedule 1.1(hh)	Peruvian Documents
Schedule 3.1(15)	Financial Statements;
Schedule 3.1(28)(32)(33)	Material Contracts, Real Properties and Leased Premises and Mineral Rights
Schedule 3.1(29)	Bank Accounts and Powers of Attorney

ARTICLE 2
PURCHASE AND SALE

2.1           Purchased Shares

On the terms and subject to the fulfilment of the conditions of this Agreement, the Vendor and the Shareholder each agree to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor and the Shareholder at the Closing Time on the Closing Date, all of the Purchased Shares.

2.2           Purchase Price

The purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Shares shall be seven hundred thousand dollars (USD$700,000).

2.3           Payment of Purchase Price

The Purchase Price shall be paid and satisfied by the payment by cash, certified cheque, or wire payment in immediate available funds to the Vendor on the Closing Date of seven hundred thousand dollars (USD$700,000).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Vendor, the Shareholder and the Corporation

The Vendor and the Shareholder hereby make the following representations and warranties to the Purchaser and acknowledge that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)           Incorporation and Existence of the Corporation  The Corporation is a corporation incorporated and existing under the laws of Peru and is a majority-owned subsidiary of the Vendor.

(2)           Incorporation and Existence of the Vendor  The Vendor is a corporation incorporated and existing under the laws of the Cayman Islands.

(3)           Corporate Power  The Corporation has the corporate power and authority to own or lease its property and to carry on the Business as now being conducted by it.

(4)           Qualification  The Corporation is duly qualified, licensed or registered to carry on business and is in good standing in the jurisdiction of its incorporation.

(5)           Authorized and Issued Capital  The authorized capital of the Corporation consists of an unlimited number of common shares of which at the date of this Agreement 3,613,880 common shares have been duly issued and are outstanding as fully paid and non-assessable common shares of the Corporation and at the Closing Time, 3,613,880 common shares shall have been duly issued and shall be outstanding as fully paid and non-assessable common shares of the Corporation.

(6)           Options and Warrants  Except for the Purchaser’s right in this Agreement, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for: (a) the purchase from the Vendor or the Shareholder of any of the Purchased Shares; (b) the purchase, subscription, allotment or issuance of any unissued shares or securities of the Corporation; or (c) other than in the ordinary course of the Business, the purchase or other acquisition from the Corporation of any of its undertaking, property or assets.  The Vendor, the Shareholder and the Corporation have each respectively waived any legal pre-emptive right to acquire any of the Purchased Shares.

(7)           Title to Purchased Shares  The Vendor Shares are owned by the Vendor as the registered and beneficial owner with good and marketable title, free and clear of all Encumbrances and the Vendor has the exclusive right to sell, dispose or transfer the Vendor Shares.  The Shareholder Share is owned by the Shareholder as the registered and beneficial owner with good and marketable title, free and clear of all Encumbrances and the Shareholder has the exclusive right to sell, dispose or transfer the Shareholder Share.

(8)           Dividends and Distributions  Since the Financial Statements Date, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, reduced the capital of the Corporation or reduced the face value of its shares, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

(9)           Corporate Records  The corporate records of the Corporation are complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation and without limiting the generality of the foregoing, (a) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since their respective dates of incorporation, and all such meetings were duly called and held; (b) the minute books contain all written resolutions passed by the directors and shareholders of the Corporation and all such resolutions were duly passed; (c) the share certificate books or share ledger, registers of shareholders and registers of securities transfers of the Corporation and any existing Encumbrance upon the shares are completely and accurately recorded, and all transfers of securities have been duly completed and approved and any exigible tax payable in connection with the transfer of any securities of the Corporation has been duly paid; and (d) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Corporation were duly elected or appointed as the case may be.

(10)           Validity of Agreement

(a)
The Vendor and the Shareholder have all necessary corporate power to own the Purchased Shares and to enter into and perform their obligations under this Agreement, and each of the Vendor, Corporation and the Shareholder have all necessary corporate power to enter into and perform their respective obligations under any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The Vendor’s execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of the Vendor and the Corporation, respectively.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which either of the Corporation or the Vendor is a party constitute legal, valid and binding obligations of each of the Corporation or the Vendor, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(11)           No Violation  The execution and delivery of this Agreement by the Vendor, the consummation of the Transactions and the fulfilment by the Vendor of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)
contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Vendor or the Corporation:

(i)	any applicable Law;

(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Vendor or the Corporation;

(iii)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Vendor or the Corporation;

(iv)	any Consent held by the Vendor or the Corporation or necessary to the ownership of the Purchased Shares or the operation of the Business; or

(v)	the provisions of any Contract to which the Vendor or the Corporation is a party or by which any of them is, or any of their properties or assets are, bound; or

(b)	result in the creation or imposition of any Encumbrance on any of the Purchased Shares or any of the property or assets of the Corporation.

(12)           Shareholders’ Agreements  There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation.  The Vendor, the Shareholder and the Corporation have each waived their respective statutory pre-emptive right to acquire the Purchased shares.

(13)           Private Issuer  The Corporation is a private company and the sale of the Vendor Shares by the Vendor to the Purchaser will be made in compliance with applicable securities laws.

(14)           Regulatory and Contractual Consents There is no requirement under any contract or to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions.

(15)           Financial Statements  The Financial Statements:

(a)	have been prepared in accordance with IFRS on a basis consistent with that of prior fiscal periods;

(b)	are complete and accurate; and

(c)
present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation at the respective balance sheet dates, and the results of operations of the Corporation.

(16)           Records  The Records have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the Business. All material financial transactions relating to the Business have been accurately recorded in the Records in accordance with IFRS.  No Records are in the possession of, recorded, stored, maintained by, or otherwise dependent on, any other person.

(17)           No Material Adverse Change Since the Financial Statements Date, no material adverse change has occurred in any of the assets, business, financial condition, earnings, results of operations or prospects of the Corporation nor has any other event, condition, or state of facts occurred or arisen which might have a material adverse effect on the assets, business, financial condition, earnings, results of operations or prospects of the Corporation.

(18)           Absence of Undisclosed Liabilities  Except to the extent reflected or reserved against in the balance sheet (including the notes thereto) forming part of the Financial Statements or incurred subsequent to the date thereof and except in respect of normal trade payables arising in the ordinary course of the Business, the Corporation does not have any outstanding indebtedness or any liabilities (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind exceeding $10,000.

(19)           Consents The Corporation has conducted the Business in compliance with, and holds all Consents necessary for the lawful operation of the Business, pursuant to all applicable Laws, and all of which are valid and subsisting and in good standing with no violations as of the date of this Agreement. All such Consents are renewable by their terms or in the ordinary course of the Business without the need for the Corporation to comply with any special qualification or procedures or to pay any amounts other than routine filing fees.

(20)           Compliance with Laws  The Corporation has complied, and the Business is now being conducted in compliance, with all Laws applicable to the Business, and to the Corporation.

(21)           Conduct of Business in Ordinary Course  Since the Financial Statements Date the Business has been carried on in the ordinary course consistent with past practice. The Business is the only business operation carried on by the Corporation, and the property and assets owned or leased by the Corporation are sufficient to carry on the Business at the Closing Date.

(22)           Location of Tangible Personal Property  All the tangible and intangible assets of the Corporation are situate at the location of the jurisdiction of its incorporation.

(23)           Condition of Assets  All material tangible personal property used by the Corporation in or in connection with the Business or any part thereof is in good operating condition, repair and proper working order, having regard to its use and age, except only for reasonable wear and tear.

(24)           Title to Personal and Other Property  The property and assets of the Corporation (other than the Real Properties) are owned by the Corporation as the beneficial owner with a good and marketable title, free and clear of all Encumbrances other than the Permitted Encumbrances.

(25)           Litigation  There are no actions, suits or proceedings, judicial or administrative, (whether or not purportedly on behalf of the Corporation) pending or threatened, by or against or affecting the Corporation, at law or in equity, or before or by any Regulatory Authority. Further, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success and there is not presently outstanding against the Corporation any judgment, injunction or other order of any Regulatory Authority.

(26)           Capital Expenditures  Other than certain property payments not exceeding the aggregate of $100,000 due in June 2013, the Corporation is not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporation at any time since the Financial Statements Date, except for capital expenditures made in the ordinary course of the Business which, in the aggregate, do not exceed $10,000.

(27)           Accounts Receivable The accounts receivable due or accruing to the Corporation reflected in the Financial Statements and all accounts receivable of the Corporation arising since the date of the Financial Statements arose from bona fide transactions in the ordinary course of the Business and are valid, enforceable and fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Financial Statements in accordance with IFRS or as previously disclosed in writing to the Purchaser). Such accounts receivable are not subject to any defence, set-off or counterclaim.

(28)           Material Contracts The contracts listed in Schedule 3.1(28)(32)(33) constitutes all the material Contracts of the Corporation.  Without limiting the generality of the foregoing, and except as otherwise set out in Schedule 3.1(28)(32)(33), the Corporation is not a party to or bound by any:

(a)	distributor, sales, advertising, agency or manufacturer’s representative Contract;

(b)	collective bargaining agreement or other Contract with any labour union;

(c)	continuing Contract for the purchase of materials, supplies, equipment or services involving more than $10,000 in respect of any such Contract;

(d)
employment or consulting Contract or any other Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(e)
profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(f)
trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money, the provision of financial assistance of any kind or a leasing transaction of a type required to be capitalized in accordance with IFRS, or any Contract creating an Encumbrance relating thereto;

(g)	commitment for charitable contributions;

(h)	Contract for capital expenditures in excess of $10,000 in the aggregate;

(i)	Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Business;

(j)	Contract pursuant to which the Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property material to the Business;

(k)	Contract pursuant to which the Corporation is committed to process minerals or any other material;

(l)	Contract pursuant to which the Corporation is committed to transport minerals, concentrates, dumps, tailings or any other material;

(m)	Contract pursuant to which the Corporation is committed to sell or transfer any minerals or any other material;

(n)	Contract pursuant to which the Corporation is committed to store minerals, concentrates, leached solutions, drilling cores, machinery or any other material or equipment;

(o)
confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(p)
agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of, or any agreement to provide financial assistance of any kind to, any other person (except for cheques endorsed for collection);

(q)	Contract that expires, or may expire if the same is not renewed or extended at the option of any person other than the Corporation, more than one year after the date of this Agreement;

(r)	Contract with any officer, director, employee, shareholder or any other person not dealing at arm’s length with the Corporation (within the meaning of the ITA) except for Contracts of employment; or

(s)	Contract entered into by the Corporation other than in the ordinary course of the Business.

The Corporation has performed all of its obligations required to be performed by it and is entitled to all of the benefits under any Contract relating to the Business to which it is a party or by which it is bound. The Contracts listed in Schedule 3.1(28)(32)(33) are all in full force and effect unamended and, other than as disclosed to the Purchaser in writing or otherwise or other than as disclosed in the Financial Statements, no default nor pending obligation (even if at the time of this Agreement such pending obligation does not constitute an event of default) exists on the part of any of the parties thereto. The Corporation is not in default or in breach of any Contract to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such Contracts are in good standing and in full force and effect unamended and the Corporation is entitled to all benefits thereunder. The Vendor has provided to the Purchaser a true and complete copy of each Contract listed in Schedule 3.1(28)(32)(33) and all amendments.

(29)           Bank Accounts and Powers of Attorney  Schedule 3.1(29) is a correct and complete list showing (i) the name of each bank, trust company or similar institution in which the Corporation or a Subsidiary has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from the Corporation and a summary of the terms.

(30)           Brokers None of the Vendor, the Shareholder or the Corporation has engaged any broker or other agent in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendor or the Corporation.

(31)           Tax Matters

(a)	For purposes of this Section 3.1(31), the following definitions shall apply:

(i)
“Tax” and “Taxes” shall mean any or all national, federal, regional, provincial, local or foreign income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance (including the “Compensación por Tiempo de Servicios”), workers profit sharing, mandatory workers insurances, indemnifications for layouts, pension premiums, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, mining concession fees, penalties for not meeting the annual minimum production or investment, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions, whether or not disputed.

(ii)
“Tax Return” shall mean any return, declaration, report, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules or attachments or amendments of any of the foregoing.

(b)
The Corporation has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, all such Tax Returns are complete and accurate in all material respects, for all periods through December 31, 2011 for the Corporation.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the most recently published financial statements of the Corporation.  The Corporation’s Financial Statements reflect a reserve in accordance with IFRS for all Taxes payable by the Corporation for all taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Corporation, there are no actions, suits, proceedings, investigations or claims pending or threatened against the Corporation in respect of Taxes or any matters under discussion with any Regulatory Authority relating to Taxes, in each case which are likely to have a material adverse effect on the Corporation, and no waivers or written requests for waivers of the time to assess any such Taxes are outstanding or pending.  The Corporation has withheld from each payment made to any of their past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes required to be withheld therefrom and have paid the same to the proper tax or receiving officers within the time required under applicable legislation.  The Corporation, Vendor or Shareholder, as applicable, has remitted or will promptly remit upon completion of the transaction contemplated herein to the appropriate tax authorities all amounts collected by it in respect of Taxes payable with respect to the transaction contemplated by this Agreement or otherwise.  There are no liens for Taxes upon any asset of the Corporation except liens for taxes not yet due.

(c)	The Corporation is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Tax purposes.

(32)           Real Properties and Leased Premises

(a)
Schedule 3.1(28)(32)(33) lists all Real Properties owned in whole or in part by the Corporation and sets forth the legal descriptions. There are no Contracts to sell, transfer or otherwise dispose of any of the Real Properties, or to purchase or acquire any real properties other than the Real Properties, or which would restrict the ability of the Corporation to acquire or transfer any of the Real Properties.

(b)
The Corporation is the absolute beneficial owner of, and has good and marketable title in fee simple to each of the Real Properties, free and clear of any and all Encumbrances, except for the Permitted Encumbrances. Complete and correct copies of all documents creating those Permitted Encumbrances which affect the Real Properties have been provided to the Purchaser. Except as otherwise disclosed in Schedule 3.1(28)(32)(33), none of the Real Properties is leased, subject to an usufruct, subject to an easement, or licenced, in whole or in part, to any other person.

(c)
Schedule 3.1(28)(32)(33) describes all Leases under which the Corporation leases or subleases any real property as lessee or sublessee (hereinafter in this section referred to as the “Lessee”). Other than the Leases, the Corporation is not a party to or is not bound, as Lessee, by any lease, sublease, license or other instrument relating to real property. Complete and correct copies of the Leases have been provided to the Purchaser. The Leases are in full force and effect, unamended. The Lessee under each Lease is exclusively entitled to all rights and benefits as Lessee under such Lease, and no Lessee has sublet, assigned, licensed or otherwise conveyed any rights in any of the Leased Premises or in any of the Leases to any other person.

(d)
All rental and other payments and other obligations required to be paid and performed by the Lessee pursuant to each of the Leases have been duly paid and performed. The Lessee is not in default of any of its obligations under any of the Leases and none of the landlords or other parties to the Leases are in default of any of their obligations under any of the Leases. No waiver, indulgence or postponement of the Lessee’s obligations under any of the Leases has been granted by the landlord thereunder. There exists no event of default under any Lease or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease. None of the terms and conditions of any of the Leases will be affected by, nor will any of the Leases be in default as a result of, the completion of the Transactions, and all Consents of landlords or other parties to the Leases required in order to complete the Transactions have been obtained, or will have been obtained by the Closing Time, and are, or once obtained will be, in full force and effect.

(e)
The use by the Corporation of each of the Real Properties and Leased Premises is not in breach of any Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements, affecting such Real Property or Leased Premises.  All buildings, structures and improvements situated on any of the Real Properties, and those situated on any of the Leased Premises, are located wholly within the boundaries of such Real Property or Leased Premises, as applicable, and comply with all Laws, covenants, restrictions, rights and easements affecting the same. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to any of the Real Properties or Leased Premises. No part of any of the Real Properties or Leased Premises has been condemned, taken or expropriated by any Regulatory Authority, nor has any notice or proceeding in respect thereof been given, commenced or threatened.  Each of the Real Properties and Leased Premises is fully serviced by utilities having adequate capacities for the normal operations of the Business. Each of the Real Properties and Leased Premises has adequate rights of access to and from public streets or highways for the normal operations of the Business and there is no fact or circumstance which could result in the termination or restriction of such access. There is no defect or condition affecting any of the Real Properties or Leased Premises (or the soil or subsoil thereof) or any adjoining property which would impair the current use of such Real Property or Leased Premises.

(f)
No amounts including, without limitation, municipal property Taxes, local improvement Taxes, levies or assessments, are owing by the Corporation in respect of any of the Real Properties or the Leased Premises to any Regulatory Authority or public utility, other than current accounts which are not in arrears. There are no outstanding appeals on assessments which have been issued or raised by any Regulatory Authority or by the Corporation concerning any realty, business or other Taxes with respect to any of the Real Properties or Leased Premises. All amounts for labour or materials supplied to or on behalf of the Corporation relating to the construction, alteration or repair of or on any of the Real Properties or Leased Premises have been paid in full and no one has filed or has a right to file any construction, builders’, mechanics’ or similar liens.

(g)
The buildings and structures comprising the Real Properties and the Leased Premises are free of any structural defect. The heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in any of the Real Properties or the Leased Premises are in good working order, fully operational and free of any defect, except for normal wear and tear.

(33)           Interest in Mineral Rights

(a)
All of the Corporation’s material mineral interests and rights (including any material claims, concessions, exploration licenses, exploitation licenses, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “Mineral Rights”), are set out in Schedule 3.1(28)(32)(33).  Other than the Mineral Rights set out in Schedule 3.1(28)(32)(33), the Corporation does not own, lease or have any interest in any material mineral interests and rights, including rights upon ore processing facilities.

(b)
Except as set forth in Schedule 3.1(28)(32)(33), the Corporation is the sole legal and beneficial owner or all right, title and interest in and to the Mineral Rights, free and clear of any Encumbrances.

(c)
All of the Mineral Rights have been properly located and recorded in compliance with applicable Law, including the registry of their UTM coordinates at the registry file of each of the rights comprising the Mineral Rights, and are comprised of valid and subsisting mineral claims, with full authority to explore and mine on them.

(d)
The Mineral Rights are in good standing under applicable law and any and all work and investment required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(e)	There is no overlapping or material adverse claim against or challenge to the title to or ownership of the Mineral Rights.

(f)	The Corporation has the exclusive right to deal with the Mineral Rights.

(g)
Other than the Royalty Agreement and the Pilot Gold NSR, no Person other than the Corporation has any interest in the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(h)
Other than the right of first refusal granted to Pilot Gold pursuant to the Termination Agreement, there are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Corporation’s interest in the Mineral Rights.

(i)
The Mineral Rights are not located within any natural protected area or its buffering zone, any town or its expansion zone, or any area banned for mining activities.  There are not material restrictions on the ability of the Corporation to use, transfer, explore, develop, construct or exploit the Mineral Rights, except pursuant to the applicable Law.

(j)
The Corporation has not received any notice, whether written or oral, from any Regulatory Authority of any revocation or intention to revoke any interest of the Corporation in any of the Mineral Rights.

(k)
The Corporation has all surface rights, including fee simple estates, leases, easements, right of way and permits or licences for operations from landowners or Regulatory Authorities permitting the use of surface land by the Corporation, and mineral interests for development and current exploration of the Mineral Rights and no third party, local community or group holds any such rights that are required by the Corporation to develop and currently exploit the Mineral Rights.

(l)
All mines located in or on the lands of the Corporation or lands pooled or unitized therewith, which have been abandoned by the Corporation, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to the Corporation as of the date hereof have been accurately set forth in Schedule 3.1(28)(32)(33) without omission of information necessary to make the disclosure not misleading.

(34)           Environmental Matters

(a)	For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

(i)	“Environmental Laws” means all Laws applicable to the environment, occupational health and safety, product safety, product liability and public safety.

(ii)	“Environmental Consents” includes all Consents issued by or issuable by any Regulatory Authority under Environmental Laws.

(iii)
“Hazardous Substance” means, any material or substance that may impair the quality of the environment or which under Environmental Laws is deemed to be “hazardous”, a “pollutant”, “toxic”, “deleterious”, “caustic”, “dangerous”, a “waste”, a “hazardous material”, a “source of contamination” or analogous substance including, without limitation, petroleum and petroleum products, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

(iv)
“Release” means any release, spill, leak, emission, discharge, leach, dumping, migration, pumping, pouring, emitting, emptying, injecting, spraying, burying, abandoning, incinerating, seeping, escape, disposal or similar or analogous act as defined in any Environmental Laws.

(b)	The Corporation, the operation of the Business and the assets owned or used by the Corporation have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(c)
The Corporation has not been charged with or convicted of any offence for non-compliance with Environmental Laws, or been fined or otherwise sentenced or settled any prosecution short of conviction; and (ii) there are no notices of judgment or commencement of proceedings of any nature and the Corporation has never been investigated relating to any breach or alleged breach of Environmental Laws.

(d)	The Corporation has obtained all Environmental Consents necessary to conduct the initial exploration activities and to own, use and operate their respective properties and assets.

(e)
There are no Hazardous Substances located on or in or under the surface of the Mineral Rights or any Real Properties or Leased Premises of the Corporation, and no Release of any Hazardous Substances has occurred on, in or from any of the Mineral Rights, Real Properties or Leased Premises or has resulted from the operation of the Business and the conduct of activities thereon.

(f)
The Corporation has not used the area of the Mineral Rights or any of its Real Properties or Leased Premises to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

3.2           Representations and Warranties of the Purchaser

The Purchaser hereby makes the following representations and warranties to the Vendor and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)           Incorporation and Existence  It is a corporation duly organized, and is validly subsisting, under the laws of the Cayman Islands and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.

(2)           Validity of Agreement

(a)
The Purchaser has all necessary corporate power to own the Purchased Shares. The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)           No Violation  The execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the fulfilment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)	contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser, under:

(i)	any applicable Law;

(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Purchaser;

(iii)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser;

(iv)	any Consent held by the Purchaser; or

(v)	the provisions of any Contract to which the Purchaser is a party or by which it is, or any of its properties or assets are, bound.

(4)           Subsidiary of a Reporting Issuer  The Purchaser is a wholly-owned subsidiary of Universal Tech Corp, a reporting issuer, as such term is defined under the provisions of U.S. securities Laws.  Universal Tech Corp is not listed on the list of defaulting reporting issuers maintained by applicable Regulatory Authorities. Universal Tech Corp is not in default of any of the provisions of applicable securities Laws, the regulations made thereunder and all applicable policy statements promulgated in respect thereof.

(5)           Brokers  The Purchaser has not engaged any broker or other agent in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

(6)           Consents  There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions.

(7)           Bankruptcy  The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

3.3           Survival of Covenants, Representations and Warranties of the Parties

All covenants, representations and warranties made herein or in any agreement, certificate or other document delivered or given pursuant to this Agreement (other than those which are expressly waived in writing as part of the Closing herein) shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Party to whom or in whose favour such covenants, representations and warranties were made, shall continue in full force and effect for the respective benefit of the Purchaser, the Vendor, or the Shareholder, as the case may be, for a period of two years following the Closing Date, after which period the respective Parties shall be released from their respective obligations and liabilities hereunder, except in respect of claims made in writing prior to expiry of such period, provided that:

(1)           all covenants, representations and warranties relating to Taxes, tax liability or other tax matters for any period ending prior to or on the Closing Date shall survive the Closing for any period during which any taxing authority may make any claim or assessment based on any return filed or failed to be filed plus a period of six months, after which period the Purchaser and Vendor shall be released from their respective obligations and liabilities hereunder, except in respect of claims made in writing prior to the expiry of such period,

(2)           any claim based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation, warranty or covenant of a Party respecting Taxes, tax liability or other tax matters set out herein may be brought by the Purchaser, Vendor, or the Shareholder, as the case may be, at any time, if such claim is based upon any failure or omission to file a return or any misrepresentation made or fraud committed in filing a return or in supplying information under any legislation pursuant to which a Tax is imposed,

(3)           any claim based upon any misrepresentation, or breach or inaccuracy in any of the representations and warranties of a Party set out herein may be brought against such Party at any time if such Party knew of such misrepresentation, breach or inaccuracy at the time such representation or warranty was made by such Party,

(4)           any claim based upon a defect in title of or the inability of the Vendor to sell the Purchased Shares may be brought by the Purchaser at any time; and

(5)           no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 3.3 notwithstanding that such breach was not objectively discoverable.

ARTICLE 4
COVENANTS

4.1           Conduct During Interim Period

During the Interim Period, without in any way limiting any other obligations of the Vendor and the Shareholder in this Agreement:

(1)           Conduct Business in the Ordinary Course  The Vendor shall cause the Corporation to conduct the Business and the operations and affairs of the Corporation only in the ordinary course of the Business consistent with past practice, and the Vendor shall ensure that the Corporation shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor or the Shareholder contained herein, and provided further that, without limiting the generality of the foregoing, the Vendor shall cause the Corporation to ensure that the Corporation does not:

(i)	amends its articles, by-laws, constating documents or other organizational documents;

(ii)	amalgamates, merges, reorganizes or consolidates with, or acquires all or substantially all the shares or assets of any person; or

(iii)
transfers, leases, licenses, sells or otherwise disposes of any of its assets, or permits any Encumbrance to attach to or affect any of its assets, or does any act or thing other than in the ordinary course of the Business consistent with past practice;

(2)           Continue Insurance  The Vendor shall cause the Corporation to continue to maintain in full force and effect all policies of insurance or renewals now in effect, and shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser, and shall give all notices and present all claims under all policies of insurance in a timely fashion.

(3)           Contractual Consents  The Vendor shall use its best efforts to make, give or obtain or cause the Corporation to make, give or obtain, as applicable, at or prior to the Closing Time the filings, notifications and Consents described in Schedule 3.1(14) in respect of Contracts, on such terms as are acceptable to the Purchaser, acting reasonably.

(4)           Preserve Goodwill  The Vendor shall use its best efforts to preserve intact, and cause the Corporation to preserve intact, the Business and the property, assets, operations and affairs of the Corporation and to carry on the Business and the affairs of the Corporation as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Corporation.

(5)           Discharge Liabilities  The Vendor shall cause the Corporation to pay and discharge the liabilities of the Corporation in the ordinary course of the Business in accordance and consistent with the past practice of the Corporation, except those contested in good faith by the Corporation.

(6)           Corporate Action  The Shareholder and the Vendor shall take and cause the Corporation to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement and to complete the transfer of the Purchased Shares to the Purchaser free and clear of all Encumbrances except for the Permitted Encumbrances and to cause all necessary meetings of directors and shareholders of the Vendor and the Corporation to be held for such purpose, including the waiver by the Corporation of its right of first refusal to acquire any of the Purchased Shares.

(7)           Exclusive Dealing  Neither the Vendor nor the Shareholder shall take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any person, other than the Purchaser, concerning any purchase of any shares in the capital of the Corporation, the material assets of the Corporation, a controlling interest in the Vendor or the Corporation or any merger, sale of substantial assets or similar transaction involving the Corporation or the Business, and the Vendor shall ensure that the Corporation does not take any such action.

4.2           Access to Information

The Vendor shall at all times during the Interim Period make available to the Purchaser and its representatives and advisers for examination all Records and corporate records of the Corporation in its possession or under its control, including environmental and health and safety reports. The Vendor shall at all times during the Interim Period give the Purchaser and its representatives and advisers access to the premises of the Corporation during normal business hours and upon reasonable notice, in order to make such investigations as the Purchaser shall deem necessary or advisable, including for purposes of conducting any environmental audits, environmental site assessments (including soil and groundwater testing) or other investigations. The Vendor shall give such persons all means necessary to effect such examinations and investigations and shall cause its agents, employees, officers and directors to use their best efforts to aid such persons in such examinations and investigations. The Vendor authorizes and consents to the release by any Regulatory Authority having jurisdiction of any information, and shall sign any documents or forms of consent incidental thereto. The exercise of any rights of access, inspection or examination by or on behalf of the Purchaser shall not affect or mitigate the Vendor’s covenants, representations and warranties in this Agreement. The Vendor shall provide the Purchaser and its representatives and advisers at all times during the Interim Period with an opportunity to meet with the auditors and any employees, advisers or personnel of the Corporation.

4.3           Satisfaction of Closing Conditions

The Vendor and the Shareholder jointly and severally agree to use their best efforts to ensure that the conditions set forth in Section 5.1, and the Purchaser agrees to use its best efforts to ensure that the conditions set forth in Section 5.3, are fulfilled at or prior to the Closing Time. Each of the Parties agrees use its best efforts to ensure that the conditions set forth in Section 5.5 are fulfilled at or prior to the Closing Time.

4.4           Delivery of Records

At the Closing Time, the Vendor and the Shareholder shall deliver to the Purchaser all the Records and corporate records of the Corporation. The Purchaser agrees that it will preserve such records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such records.

ARTICLE 5
CONDITIONS OF CLOSING

5.1           Conditions for the Benefit of the Purchaser

The obligation of the Purchaser to complete the Transactions will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

(1)           Representations, Warranties and Covenants  The representations and warranties of the Vendor and the Shareholder made in or pursuant to this Agreement shall be true and accurate at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time. The Vendor and the Shareholder shall have complied with all covenants and agreements in this Agreement to be performed or caused to be performed by them at or prior to the Closing Time. In addition, the Vendor and the Shareholder shall have delivered to the Purchaser a certificate confirming the foregoing. The receipt of such certificate and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Vendor and the Shareholder contained in this Agreement. Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.3.

(2)           No Material Adverse Change  Except as has been specifically permitted in this Agreement, since the date of this Agreement there shall not have been:

(a)
any material adverse change in any of the assets, business, financial condition, earnings, results of operations or prospects of the Corporation that has, or threatens to have, a material adverse effect on the assets, business, financial condition, earnings, results of operations or prospects of the Corporation on a consolidated basis or which might materially adversely affect the ability of the Corporation to carry on the Business after the Closing substantially as such Business is being conducted upon the date of this Agreement; or

(b)
any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) which would have a material adverse effect on the assets, business, financial condition, earnings, results of operations or prospects of the Corporation on a consolidated basis.

(3)           No Action to Restrain/No Adverse Law No Law shall have been made, and no action or proceeding shall be pending or threatened, which is likely to result in an order, decision or ruling imposing any limitations or conditions which may have a material adverse effect on the Transactions, the right of the Purchaser to own the Purchased Shares, or the assets, business, financial condition, earnings, results of operations or prospects of the Corporation on a consolidated basis.

(4)           Consents All filings, notifications and Consents with, to or from Regulatory Authorities and third parties, including the parties to the material Contracts and the lessors of the Leased Premises listed on Schedule 3.1(28)(32)(33), required to permit the change of ownership of the Purchased Shares contemplated hereby without resulting in the violation of or a default under or any termination, amendment or acceleration of any obligation under any licence, permit, lease, or material Contract affecting the Business or otherwise adversely affecting the Business, the Corporation, shall have been made, given or obtained on terms acceptable to the Purchaser acting reasonably.

(5)           Deliveries  The Vendor shall have delivered to the Purchaser the following in form and substance satisfactory to the Purchaser:

(a)	duly executed resignations effective as at the Closing Time of each director and officer of the Corporation specified by the Purchaser;

(b)	all Records and all corporate records of the Corporation and other documents referred to in this Agreement or any Schedule;

(c)
certificates representing the Vendor Shares, accompanied by a notarized copy of the entry of the share ledger of the Corporation duly signed by an authorized officer of the Corporation showing the transfer of the Vendor Shares to the Purchaser, and all such other assurances, consents and other documents as the Purchaser may reasonably request to effectively transfer to the Purchaser title to the Vendor Shares free and clear of all Encumbrances;

(d)
a certificate representing the Shareholder Share, accompanied by a notarized copy of the entry of the share ledger of the Corporation duly signed by an authorized officer of the Corporation showing the transfer of the Shareholder Share to the Purchaser, and all such other assurances, consents and other documents as the Purchaser may reasonably request to effectively transfer to such person as the Purchaser so directs title to the Shareholder Share free and clear of all Encumbrances;

(e)	a waiver from the Vendor with respect to its right of first refusal on the transfer of the Shareholder Share by the Shareholder;

(f)	a waiver from the Shareholder with respect to his right of first refusal on the transfer of the Vendor Shares held by the Vendor;

(g)	a waiver from the Corporation with respect to its right of first refusal on the transfer of the Purchased Shares;

(h)
a written confirmation of no interest and quit claim from Pilot Gold whereby Pilot Gold releases, discharges, and quit claims any rights in and to the Mineral Rights, subject to the Pilot Gold NSR; and

(i)
all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and consummation of the Transactions, including the taking of all corporate proceedings by the boards of directors and shareholders of the Vendor and the Corporation required to effectively carry out the obligations of the Vendor and the Corporation pursuant to this Agreement.

5.2           Waiver or Termination by the Purchaser

The conditions contained in Section 5.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 5.1 are not fulfilled or complied with by the time provided for, the Purchaser may, at or prior to the Closing Time, terminate this Agreement by notice in writing after such time required to the Vendor and the Shareholder. In such event the Purchaser shall be released from all obligations in this Agreement (except as set out in Section 5.6) and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendor, the Shareholder or the Corporation, then the Vendor and the Shareholder shall also be released from all obligations in this Agreement (except as set out in Section 5.6).

5.3           Conditions for the Benefit of the Vendor and the Shareholder

The obligations of the Vendor and the Shareholder to complete the Transactions will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

(1)           Representations, Warranties and Covenants  The representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and accurate at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time. The Purchaser shall have complied with all covenants and agreements in this Agreement to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Purchaser shall have delivered to the Vendor and the Shareholder a certificate confirming the foregoing. The receipt of such certificate and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Purchaser contained in this Agreement. Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.3.

(2)           Deliveries  The Purchaser shall have delivered to the Vendor the following in form and substance satisfactory to the Vendor:

(a)	payment of the Purchase Price to be paid under Section 2.3;

(b)	receipt for the certificates representing the Purchased Shares;

(c)	a certificate of status or the equivalent under the laws of the jurisdiction governing the corporate existence of the Purchaser;

(d)	a written confirmation and acknowledgement of the Pilot Gold NSR in accordance with Section 4(b)(ii) of the Termination Agreement; and

(e)
all documentation and other evidence reasonably requested by the Vendor in order to establish the due authorization and consummation of the Transactions, including the taking of all corporate proceedings by the boards of directors and shareholders of the Purchaser required to effectively carry out the obligations of the Vendor and the Corporation pursuant to this Agreement.

5.4           Waiver or Termination by the Vendor and the Shareholder.

The conditions contained in Section 5.3 are inserted for the exclusive benefit of the Vendor and the Shareholder and may be waived in whole or in part by the Vendor and the Shareholder at any time without prejudice to any of their rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 5.3 are not fulfilled or complied with by the time provided for, the Vendor may, on behalf of itself and the Shareholder, at or prior to the Closing Time, terminate this Agreement by notice in writing after such time to the Purchaser. In such event the Vendor and the Shareholder shall be released from all obligations in this Agreement (except as set out in Section 5.6) and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser or the Corporation, then the Purchaser shall also be released from all obligations in this Agreement (except as set out in Section 5.6).

5.5           Conditions Precedent

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled at or prior to the Closing Time, which conditions are true conditions precedent to the completion of the Transactions:

(1)           No Legal Action  No action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit any of the Transactions or the right of the Corporation to conduct the Business after Closing on substantially the same basis as heretofore conducted.

If any conditions precedent shall not have been fulfilled at or prior to the Closing Time, this Agreement shall be terminated and the Parties shall be released from all obligations under this Agreement, except as set out in Section 5.6.

5.6           Survival following Termination

In the event of termination of this Agreement at or prior to the Closing Time pursuant to Sections 5.2, 5.3(1) or 5.5, the provisions of Article 1, Article 7 and Article 8 and Sections 5.2, 5.4 and 5.5 shall survive such termination indefinitely. Upon such termination, the Purchaser shall promptly deliver to the Vendor all copies of all Records and corporate records of the Corporation and other written material obtained by the Purchaser from the Vendor or the Corporation in connection with this Agreement.

ARTICLE 6
CLOSING ARRANGEMENTS

6.1           Place of Closing

The Closing shall take place at the Closing Time at the offices of Irwin Lowy LLP, 130 Adelaide Street West, Suite 1010, Toronto, Ontario, M5H 3P5.

6.2           Deliveries at the Closing

At the Closing Time, upon fulfillment of all the conditions set out in Article 5 that have not been waived in writing by the Purchaser, the Vendor, or the Shareholder, as applicable, the Parties or Parties’ counsel shall deliver such deliveries as provided in Sections 5.1(b)(5) and 5.3(2).

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification by the Vendor

Subject to Section 3.3, the Vendor shall indemnify and save the Purchaser harmless for and from:

(1)           all debts and liabilities of the Corporation, including liabilities for any Taxes, existing at the Closing Time and not disclosed on or included in the Financial Statements, except liabilities accruing or incurred subsequent to the Financial Statements Date in the ordinary course of the Business, consistent with past practice and except liabilities disclosed in this Agreement or any Schedule;

(2)           all contingent liabilities which the Corporation becomes obligated to pay and which exist at the Closing Time whether or not disclosed or reflected in the Financial Statements, and whether or not the Vendor or the Corporation or any of them have notice thereof or of the facts or circumstances which give rise thereto;

(3)           any assessment for Taxes for any period up to the Closing Date for which no adequate reserve has been provided and disclosed in the Financial Statements;

(4)           any loss, damages or deficiencies suffered by the Purchaser or by the Corporation as a result of any breach of representation, warranty or covenant on the part of the Vendor contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement;

(5)           any warranty, damage or similar claim made against the Corporation for or arising from defects in any goods, materials, service or workmanship, in each case provided by the Corporation on or prior to the Closing Date for which the Corporation is or is alleged to be liable; and

(6)           all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

7.2           Indemnification by the Purchaser

Subject to Section 3.3, the Purchaser shall indemnify and save the Vendor and the Shareholder harmless for and from:

(1)           any loss, damages or deficiencies suffered by the Vendor as a result of any breach of representation, warranty or covenant on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(2)           all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

7.3           Notice of Claim

A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the “Indemnified Party”) shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the Indemnified Party (the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 7.1 or 7.2 (a “Claim”, which term shall include more than one Claim).  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(1)           the factual basis for the Claim; and

(2)           the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

7.4           Procedure for Indemnification

(1)           Direct Claims  With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension), the Indemnified Party and the Indemnifying Party agree that the dispute shall be submitted to arbitration pursuant to the Arbitration Act, 1991 (Ontario).  Such dispute shall not be made the subject matter of an action in a court by either the Indemnified Party or the Indemnifying Party unless the dispute has first been submitted to arbitration and finally determined pursuant to the provisions of the Arbitration Act, 1991 (Ontario). Any such action commenced thereafter shall only be for judgment in accordance with the decision of the arbitrators and the costs incidental to the action. In any such action the decision of the arbitrators shall be conclusively deemed to determine the rights and liabilities as between the Parties to the arbitration in respect of the matter in dispute.

(2)           Third Party Claims  With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

7.5           General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(1)           Any Claim arising as a result of a breach of a representation or warranty shall be made not later than the date on which, pursuant to Sections 3.3, such representation and warranty terminated;

(2)           If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(3)           Except in the circumstance contemplated by Section 7.5(4), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(4)           The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(5)           The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(6)           Notwithstanding Section 7.4(2), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

(7)           The provisions of this Article 7 shall constitute the sole remedy available to a Party against another Party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other Party in this Agreement.

(8)           The amount of any Claim due under this Agreement shall be reduced by:

(a)	the amount of any insurance or other reimbursement received by the Indemnifying Party in relation to the breach or other event giving rise to the Claim; and

(b)	the amount expected to be recovered under any counterclaims against third parties in relation to the breach or other event giving rise to the Claim.

(9)           Notwithstanding any provision contained herein to the contrary:

(a)
there shall be no liability of an Indemnifying Party for any Claim unless an individual Claim group or series of Claims exceed $10,000, it being understood that such Claims shall accumulate until such time or times as the aggregate of all such Claims exceed $10,000, whereupon the Indemnified Party shall be entitled to claim indemnification hereunder for all such Claims including such accumulated $10,000amount; and

(b)	the maximum cumulative amount of Claims recoverable from the Indemnified Party under this Agreement shall in no event exceed $700,000.

ARTICLE 8
GENERAL

8.1           Confidentiality

The Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor, the Corporation or the Business discovered or received by the Purchaser or its representatives, agents or employees as a result of the Vendor and the Corporation making available to the Purchaser and its representatives, agents or employees the information requested by them in connection with the Transactions.

8.2           Notices

(1)           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(a)	if to the Vendor or the Shareholder:

Rae-Wallace Mining Company
c/o Irwin Lowy LLP
130 Adelaide St. West, Suite 1010
Toronto, Ontario
M5H 3P5

Attention:        Chris Irwin
Fax No.:            416-361-2519

(b)	if to the Purchaser:

Address: __________________________________________

__________________________________________________

__________________________________________________

Attention:        ______________________________

Fax No.:            ______________________________

(c)	if to the Corporation:

Av Larco 1301- 1203, Miraflores,
Lima, Perú

Attention:        Jenny Egusquiza
Tel/Fax No.:     715-0931  715-0932

(2)           Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as described.

(3)           Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.2.

8.3           Public Announcements and Disclosure

The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transactions and, except as required by any applicable Law or stock exchange having jurisdiction, no Party shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed. Prior to any such press release or public announcement, none of the Parties shall disclose this Agreement or any aspect of the Transactions except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transactions and counsel to such institution, or as may be required by any applicable Law or stock exchange having jurisdiction.

8.4           Assignment

The Purchaser may assign the Agreement or its rights under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder. Neither the Vendor nor the Shareholder may assign its rights under this Agreement.

8.5           Best Efforts

The Parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any Party to use its “best efforts” to obtain any waiver, Consent or other document shall not require such Party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

8.6           Expenses

Unless otherwise provided, each of the Vendor, the Shareholder and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transactions. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

8.7           Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

8.8           Entire Agreement

This Agreement, including all Schedules, constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter except provided in this Agreement. No reliance is placed by any Party on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that it has been reduced to writing and included in this Agreement.

8.9           Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.10           Rights Cumulative

The rights and remedies of the Parties are cumulative and not alternative.

8.11           Arbitration

All disputes arising out of or in connection with this Agreement, including as to its existence, formation, validity or termination, shall be finally settled under the provisions of the Arbitration Act, 1991 (Ontario) by one arbitrator appointed by mutual agreement of the Parties or in accordance with the provisions of the Arbitration Act, 1991 (Ontario).  The seat of arbitration shall be Toronto, Ontario, Canada.  The language of the arbitration shall be English.

8.12           Counterparts

This Agreement may be executed in any number of counterparts, and/or by facsimile or e-mail transmission of PDF files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or PDF file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement except to the extent that such electronic execution is not otherwise permitted under the Electronic Commerce Act, 2000 (Ontario).

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

INTI HOLDINGS LIMITED

Per:	/s/ James Davidson
Authorized Representative

RAE WALLACE PERU S.A.C.

Per:
Authorized Representative

RAE-WALLACE MINING COMPANY

Per:
Authorized Representative

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
)
	)	/s/ George Cole
Witness	)	GEORGE COLE

Schedule 1.1(hh)

Peruvian Documents

(SUNAT documents to be Provided)

Schedule 3.1(15)

Financial Statements

(Financial Statements to be Provided)

Schedule 3.1(28)(32)(33)

Material Contracts, Real and Leased Properties, Authorizations and Mineral Rights

1.	Escritura Pública de Transferencia de Concesiones Mineras y Bienes de Geologix (Peru) S.A. a Rae Wallace Perú S.A.C;

2.
the Royalty Agreement (as defined and further described above) and the according two percent (2%) net smelter return royalty for precious metals and a one percent (1%) net smelter return royalty for all other minerals from the sale or other disposition of all minerals produced from the properties granted by Geologix in favour of Newmont Peru S.R.L.;

3.	the Termination Agreement (as defined and further described above) and the according Pilot Gold NSR;

4.	Autorización de Uso y Servidumbre para Uso de Terrenos de la Comunidad Indígena de Ccarhuancho de fecha 12 de Febrero del 2011;

5.	Contrato de Arrendamiento del inmueble ubicado en cale los lirios Mz K -24-Urbanización Alpamayo, Ate Vitarte, Lima Perú; and

6.	Constancia de Aprobación de Declaracion de Impacto Ambiental Proyecto Toro Blanco de fecha 11 de Julio del 2011.

MINERAL RIGTHS

LISCAY PROYECT
Nº	Name	Code	Area	Public Registry Entry
1	Liscay 1	01-05978-07	1000 Has.	12195849
2	Liscay 2	01-06190-07	1000 Has.	12195366
3	Liscay G3	01-06191-07	1000 Has.	12195746
4	Liscay 4	01-06230-07	1000 Has.	12195717
5	Liscay 5	01-06231-07	1000 Has.	12195697
6	Liscay 6	01-06431-07	1000 Has.	12437912
7	Liscay 7	01-06432-07	800 Has.	12196815
8	Liscay 8 1000	01-00399-08	1000 Has.	12438282
9	Liscay 9 1000	01-02352-08	1000 Has.	12437777
10	Liscay S 1 1000	01-00798-08	1000 Has.	12194178
11	Liscay S 2 1000	01-00800-08	1000 Has.	12190152
12	Liscay S 3 1000	01-00799-08	1000 Has.	12190327

TORO BLANCO PROJECT

Nº	Name	Code	Area	Public registry Entry
1	Tambo Nuevo 15	01-02803-04	900 Has.	11048698

CAYHUA PROJECT

Nº	Name	Code	Area	Public Registry Entry
1	Tambo Nuevo 11	01-00443-04	400 Has.	11028687

LACHOC PROJECT

Nº	Name	Code	Area	Public Registry Entry
1	Lachoc	01-01132-07	1000 Has.	11111717
2	Los Osos 2006	01-02150-06	600 Has.	11098035

LAGARTIJA PROJECT

Nº	Name	Code	Area	Public Registry Entry
1	Lagartija 1	01-02097-06	1000 Has.	12139565
2	Los Lagartos 1 1000	01-01910-08	1000 Has.	12194143
3	Los Lagartos 2 1000	01-01911-08	1000 Has.	12540787

MIRKO PROJECT

Nº	Name	Code	Area	Public Registry Entry
1	Hermosita	01-01353-07	1000 Has.	11111698
2	Hermosita 500	01-01484-07	500 Has.	11111712
3	Hermosita 1000	01-01485-07	1000 Has.	11111700

SAN FELIPE PROJECT

Nº	Name	Code	Area	Public Registry Entry
1	Tambo Nuevo 4	01-00094-04	400 Has.	11028676

SURA PROJECT

Nº	Name	Code	Area	Public Registry Entry
1	Tambo Nuevo 5	01-00106-04	1000 Has.	11028837
2	Tambo Nuevo 6	01-00107-04	500 Has.	11028675
3	Tambo Nuevo 13	01-00920-04	400 Has.	11111690

Schedule 3.1(29)

Bank Accounts and Powers of Attorney

Bank Accounts:

1.	Banco de Credito del Peruú BCP Soles Nº 011-0387-0100019405-88; and
2.	Banco de Credito del Peruú BCP US$ Nº 0011-0387-0100019391-80.